Exhibit 99.1

Press Release

Zynga Reports Second Quarter 2012 Financial Results

- Revenues of $332 Million, Up 19% Year-Over-Year

- Bookings of $302 Million, Up 10% Year-Over-Year

SAN FRANCISCO, Calif. – July 25, 2012 – Zynga Inc. (NASDAQ: ZNGA), the world’s leading provider of social game services, today announced financial results for the second quarter ended June 30, 2012.

•	Q2 Revenue of $332 million, up 19% year-over-year, six months year-to-date revenue of $653 million, up 25% year-over-year

•	Q2 Bookings of $302 million, up 10% year-over-year, six months year-to-date bookings of $631 million, up 12% year-over-year

•	Q2 GAAP EPS of ($0.03), down from $0.00 in the second quarter of 2011, six months year-to-date GAAP EPS of ($0.15), down from $0.00 in the first half of 2011

•	Non-GAAP EPS of $0.01, down from $0.05 in the second quarter of 2011, six months year-to-date non-GAAP EPS of $0.06, down from $0.16 in the first half of 2011

“The company achieved some significant milestones in the quarter including the launch of Bubble Safari, which is now the number one arcade game on Facebook, and the launch of The Ville, now the number two game behind Zynga Poker. Our advertising business continued to show strong growth with revenue up 170% year-over-year. Our games reached record audiences, achieving over 300 million monthly active users. We grew our mobile footprint five-fold in the year to 33 million daily active users making Zynga the largest mobile gaming network,” said Mark Pincus CEO and Founder, Zynga. “We also faced new short-term challenges which led to a sequential decline in bookings. Despite this, we’re optimistic about the long-term growth prospects on mobile where we have a window of opportunity to drive the same kind of social gaming revolution that we enabled on the web.”

Financial Highlights (in thousands, except per share data)

	Quarter ended		Six months ended
	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011
GAAP Results
Revenue	$332,493	$279,144	$653,465	$522,034
Net income (loss)	($22,811)	$1,391	($108,162)	$18,149
Diluted net income (loss) per share	($0.03)	$0.00	($0.15)	$0.00

Non-GAAP Results
Bookings	$301,588	$274,743	$630,752	$561,341
Adjusted EBITDA	$65,309	$65,080	$152,061	$177,343
Non-GAAP net income	$4,555	$38,166	$51,604	$113,581
Non-GAAP earnings per share	$0.01	$0.05	$0.06	$0.16

Business Highlights

•	Daily active users (DAUs) increased from 59 million in the second quarter of 2011 to 72 million in the second quarter of 2012, up 23% year-over-year.

•	Monthly active users (MAUs) increased from 228 million in the second quarter of 2011 to 306 million in the second quarter of 2012, up 34% year-over-year.

•	Monthly unique users (MUUs) increased from 151 million in the second quarter of 2011 to 192 million in the second quarter of 2012, up 27% year-over-year.

•	Average daily bookings per average DAU (ABPU) decreased from $0.051 in the second quarter of 2011 to $0.046 in the second quarter of 2012, down 10% year-over-year.

•	Monthly Unique Payers (MUPs) increased from 3.5 million in the first quarter of 2012 to 4.1 million in the second quarter of 2012, up 16% sequentially.

•

Zynga launched six games during the second quarter of 2012, including three titles on web-based platforms: Bubble Safari and Ruby Blast, our second and third games in the arcade category, and The Ville, our next-generation “house and people” game; and three titles on mobile platforms: Zombie Swipeout, Zynga Slots, our third game in the casino category, and Matching With Friends, an original With Friends title.

•

As of June 30, 2012, Zynga held seven of the top ten games on Facebook, based on DAUs reported by AppData, including some of our most established titles, Zynga Poker, FarmVille and CityVille, and one of our newest games, Bubble Safari, launched in the second quarter of 2012.

•

During our Zynga Unleashed event held in June, we announced the Zynga With Friends network, a unified experience that will connect all players on any platform, from Facebook to iOS and Android to Zynga.com. Zynga With Friends will roll out a social lobby that will include features and services such as zFriends, live Social Stream, chat, as well as Zynga’s newly launched multi-player feature on Zynga.com. In addition, we unveiled planned new web and mobile games across new genres, including Zynga Elite Slots in the casino genre. We also announced several new, next generation games in the popular “Ville” genre, including two upcoming games, ChefVille and FarmVille 2.

Second Quarter 2012 Financial Summary

•

Revenue: Revenue was $332.5 million for the second quarter of 2012, an increase of 19% compared to the second quarter of 2011 and an increase of 4% compared to the first quarter of 2012. Online game revenue was $291.5 million, an increase of 10% compared to the second quarter of 2011 and a decrease of $1.2 million compared to the first quarter of 2012. Advertising revenue was $40.9 million, an increase of 170% compared to the second quarter of 2011 and an increase of 45% compared to the first quarter of 2012.

•	Bookings: Bookings were $301.6 million for the second quarter of 2012, an increase of 10% compared to the second quarter of 2011 and a decrease of 8% compared to the first quarter of 2012.

•

Net income (loss): Net loss was $22.8 million for the second quarter of 2012 compared to net income of $1.4 million for the second quarter of 2011. Net loss for the second quarter of 2012 included $95.5 million of stock-based expense compared to $33.1 million of stock-based expense included in the second quarter of 2011.

•

Non-GAAP net income: Non-GAAP net income was $4.6 million for the second quarter of 2012, a decrease of 88% compared to the second quarter of 2011 and a decrease of 90% compared to the first quarter of 2012.

•	Adjusted EBITDA: Adjusted EBITDA was $65.3 million for the second quarter of 2012 compared to $65.1 million for the second quarter of 2011 and $86.8 million in the first quarter of 2012.

•	EPS: Diluted EPS was ($0.03) for the second quarter of 2012 compared to $0.00 for the second quarter of 2011 and ($0.12) for the first quarter of 2012.

•	Non-GAAP EPS: Non-GAAP EPS was $0.01 for the second quarter of 2012 compared to $0.05 for the second quarter of 2011 and $0.06 for the first quarter of 2012.

•

Cash and cash flow: As of June 30, 2012, cash, cash equivalents and marketable securities were $1.6 billion, compared to $964.5 million as of June 30, 2011 and $1.5 billion as of March 31, 2012. Cash flow from operations was $67.0 million for the second quarter of 2012, compared to $74.1 million for the second quarter of 2011. Free cash flow was ($204.4) million for the second quarter of 2012 as reported or $29.3 million excluding the purchase of the company’s headquarters, compared to ($0.4) million for the second quarter of 2011.

2012 Outlook

We are lowering our outlook to reflect delays in launching new games, a faster decline in existing web games due in part to a more challenging environment on the Facebook web platform, and reduced expectations for Draw Something. As a result, our updated outlook for 2012 is as follows:

•	Bookings are projected to be in the range of $1.15 billion to $1.225 billion.

•	Adjusted EBITDA is projected to be in the range of $180 million to $250 million.

•	Stock-based expense is projected to be in the range of $410 million to $430 million.

•	Capital expenditures are projected to be in the range of $370 million to $380 million, which includes the purchase of our corporate headquarters building in April 2012.

•	Our effective tax rate for non-GAAP net income is projected to be in the range of 50% to 60%.

•	Non-GAAP weighted-average diluted shares outstanding are projected to be approximately 845 million shares in the fourth quarter of 2012.

•	Full year 2012 non-GAAP EPS is projected to be in the range of $0.04 to $0.09.

Conference Call Details:

Zynga will host a conference call today, July 25, 2012, at 2:00 pm Pacific Time (5:00 pm Eastern Time) to discuss financial results. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of our website at http://investor.zynga.com and a replay will be archived and accessible at the same website after the call.

About Zynga Inc.

Zynga Inc. (NASDAQ: ZNGA) is the world’s leading provider of social game services with more than 305 million monthly active users playing its games, which include FarmVille, Words With Friends, Matching With Friends, Scramble With Friends, The Ville, Bubble Safari, Ruby Blast, Draw Something, Zynga Slingo, CastleVille, CityVille, Hidden Chronicles, Zynga Poker, Zynga Bingo, Zynga Slots, Empires & Allies, The Pioneer Trail, and Mafia Wars. Zynga’s games are available on a number of global platforms, including Facebook, Zynga.com, Google+, Tencent, Apple iOS and Google Android. Through Zynga.org, Zynga players have raised more than $10 million for world social causes. Zynga is headquartered in San Francisco, Calif.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for full year 2012 bookings, adjusted EBITDA, stock-based expense, capital expenditures, effective tax rate for non-GAAP net income, non-GAAP weighted-average diluted shares, and non-GAAP EPS; our launch of new games, features and technologies; building and expanding the Zynga platform and the Zynga With Friends Network, and our future operational plans, prospects and opportunities to expand our business. Forward-looking statements often include words such as “outlook,” “projected,” “will,” “anticipate,” “believe,” “expect,” and statements in the future tense are generally forward-looking statements. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, our relationship with Facebook or changes in the Facebook platform, our ability to launch new games in a timely manner and monetize these games, our ability to control expenses, competition, changing interests of players, intellectual property disputes or other litigation, asset impairment charges, our ability to anticipate and address technical challenges that may arise, acquisitions by us and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our registration statement on Form S-1, as amended, filed with the Securities and Exchange Commission on March 23, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We assume no obligation to update such statements. The results we report in our Quarterly Report on Form 10-Q for the three months ended June 30, 2012 could differ from the preliminary results we have announced in this press release.

DAU, MAU, MUU, MUP and ABPU figures presented in this press release represent the average for each period presented. The figures presented in this press release represent the quarterly average of the three months within each quarter presented.

MUPs represent the aggregate number of unique players who made a payment at least once during the applicable month through a payment method for which we can quantify the number of unique payers. MUPs do not include payers who use certain payment methods for which we cannot quantify the number of unique payers. If a player made a payment in our games on two separate platforms (e.g. Facebook and Google+) in a month, the player would be counted as two unique payers in that month. Average MUP data in this press release includes MUPs from our top mobile games; certain smaller titles do not provide unique payer data.

Non-GAAP Financial Measures:

We have provided in this release non-GAAP financial information including bookings, adjusted EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical non-GAAP financial measures to the most directly comparable GAAP financial measures. However, we have not provided reconciliation of bookings outlook to revenue, adjusted EBITDA outlook to net income (loss), non-GAAP effective tax rate outlook to GAAP effective tax rate or non-GAAP EPS outlook to GAAP EPS because certain reconciling items necessary to accurately project revenue (including the projected mix of virtual goods sold in our games, and the projected estimated average lives of durable virtual goods for our games) are not in our control and cannot be reasonably projected due to variability from period to period caused by changes in player behavior and other factors. As revenue and/or net income for the applicable future period is a necessary input to determine all of these comparable GAAP figures, we are not able to provide these reconciliations.

Some limitations of bookings, adjusted EBITDA, non-GAAP net income, free cash flow and non-GAAP EPS are:

•	Adjusted EBITDA and non-GAAP net income do not include the impact of stock-based expense;

•	Bookings, adjusted EBITDA and non-GAAP net income do not reflect that we defer and recognize revenue over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•

Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses, interest income; and the gain from the termination of our lease and purchase of our corporate headquarters building;

•

Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net income excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net income do not include gains and losses associated with legal settlements;

•	Non-GAAP net income does not include the gain from the termination of our lease and purchase of the Company’s corporate headquarters building;

•

Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures, including the purchase of our corporate headquarters building, and removing the excess income tax benefits or costs associated with stock-based awards;

•	Non-GAAP EPS treats shares of convertible preferred stock as if they had converted into common stock at the beginning of the applicable period presented;

•	Non-GAAP EPS gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation; and

•

Other companies, including companies in our industry, may calculate bookings, adjusted EBITDA, non-GAAP net income and non-GAAP EPS differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, adjusted EBITDA, non-GAAP net income, free cash flow and non-GAAP EPS along with other financial performance measures, including revenue, net income and our financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contact:

Investors-Krista Bessinger

415-339-5266

investors@zynga.com

Press-Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$435,980	$1,582,343
Marketable securities	780,964	225,165
Accounts receivable	115,910	135,633
Income tax receivable	6,503	18,583
Deferred tax assets	29,608	23,515
Restricted cash	28,593	3,846
Other current assets	52,714	34,824

Total current assets	1,450,272	2,023,909

Long-term marketable securities	426,243	110,098
Goodwill	202,010	91,765
Other intangible assets, net	139,135	32,112
Property and equipment, net	499,426	246,740
Restricted cash	—	4,082
Other long-term assets	7,657	7,940

Total assets	$2,724,743	$2,516,646

Current liabilities:
Accounts payable	$35,218	$44,020
Other current liabilities	164,565	167,271
Current deferred revenue	447,790	457,394

Total current liabilities	647,573	668,685

Long-term debt	100,000	—
Deferred revenue	10,142	23,251
Deferred tax liabilities	55,162	13,950
Other non-current liabilities	48,866	61,221

Total liabilities	861,743	767,107
Stockholders’ equity:
Common stock and additional paid in capital	2,648,400	2,426,168
Treasury stock	(283,258)	(282,897)
Accumulated other comprehensive income	114	362
Accumulated deficit	(502,256)	(394,094)

Total stockholders’ equity	1,863,000	1,749,539

Total liabilities and stockholders’ equity	$2,724,743	$2,516,646

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Online game	$291,548	$263,974	$584,328	$493,872
Advertising	40,945	15,170	69,137	28,162

Total revenue	332,493	279,144	653,465	522,034

Costs and expenses:
Cost of revenue	94,841	78,076	184,963	145,738
Research and development	171,316	95,747	358,192	167,507
Sales and marketing	56,055	38,098	112,892	78,254
General and administrative	48,730	54,218	121,445	81,328

Total costs and expenses	370,942	266,139	777,492	472,827
Income (loss) from operations	(38,449)	13,005	(124,027)	49,207
Interest income	1,084	443	2,375	961
Other income (expense), net	21,250	200	20,108	(536)

Income (loss) before income taxes	(16,115)	13,648	(101,544)	49,632
Provision for income taxes	(6,696)	(12,257)	(6,618)	(31,483)

Net income (loss)	$(22,811)	$1,391	$(108,162)	$18,149

Net income attributable to participating securities	—	1,391	—	18,149

Net income (loss) attributable to common stockholders	$(22,811)	$—	$(108,162)	$—

Net income (loss) per share attributable to common stockholders:
Basic	$(0.03)	$0.00	$(0.15)	$0.00

Diluted (1)	$(0.03)	$0.00	$(0.15)	$0.00

Weighted-average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	730,510	262,661	718,554	260,414

Diluted	730,510	262,661	718,554	260,414

Stock-based expense included in the above line items:
Cost of revenue	$3,200	$536	$10,018	$1,087
Research and development	65,246	14,608	143,392	23,941
Sales and marketing	12,218	5,331	25,133	7,771
General and administrative	14,792	12,636	50,764	14,818

Total stock-based expense	$95,456	$33,111	$229,307	$47,617

(1)	For periods when we have net income, diluted earnings per share results cannot be recalculated using the numbers above due to reallocation of net income as required by the two-class method. Refer to the Net income (loss) per share footnote in the Company’s filings for further details.

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating activities
Net income (loss)	$(22,811)	$1,391	$(108,162)	$$18,149
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	39,207	23,365	68,605	41,212
Stock-based expense	95,456	33,111	229,307	47,617
Gains from sales of investments, assets and other, net	(410)	—	(398)	—
Gain on termination of lease and purchase of building, net	(19,886)	—	(19,886)	—
Tax benefits from stock-based awards	5,210	—	5,210	—
Excess tax benefits from stock-based awards	(5,210)	—	(5,210)	—
Accretion and amortization on marketable securities	4,293	658	7,129	1,526
Deferred income taxes	(6,254)	—	(7,540)	—
Changes in operating assets and liabilities:
Accounts receivable, net	30,371	34	24,754	(21,757)
Income tax receivable	(73)	6,011	14,169	20,672
Other assets	(4,727)	(34,441)	(9,545)	(30,095)
Accounts payable	(9,106)	21,927	(9,389)	27,001
Deferred revenue	(30,905)	(4,401)	(22,713)	39,307
Other liabilities	(8,131)	26,406	(20,490)	34,086

Net cash provided by operating activities	67,024	74,061	145,841	177,718

Investing activities
Purchases of marketable securities	(273,374)	(218,413)	(1,238,115)	(490,831)
Sales of marketable securities	63,351	635	80,098	2,136
Maturities of marketable securities	157,950	322,012	274,076	607,711
Purchase of corporate headquarters building	(233,700)	—	(233,700)	—
Acquisition of property and equipment	(42,921)	(74,493)	(77,915)	(124,715)
Acquisition of purchased technology and other intangible assets	(54)	(2,069)	(3,193)	(3,709)
Business acquisitions, net of cash acquired	(10,600)	(8,110)	(192,764)	(18,548)
Changes in restricted cash	231,488	537	6,536	(7,483)
Proceeds from sales of investments, assets and other, net	975	(583)	937	(583)

Net cash provided by (used in) investing activities	(106,885)	19,516	(1,384,040)	(36,022)

Financing activities
Proceeds from issuance of debt, net of issuance costs	99,780	—	99,780	—
Taxes paid related to net share settlement of ZSUs	(1,590)	—	(25,090)	—
Repurchases of common stock	—	(20,000)	—	(281,270)
Exercise of stock options and warrants	11,496	524	12,029	1,729
Excess tax benefits from stock-based awards	5,210	—	5,210	—
Net proceeds from issuance of preferred stock	—	(14)	—	485,300

Net cash provided by (used in) financing activities	114,896	(19,490)	91,929	205,759

Effect of exchange rate changes on cash and cash equivalents	(129)	6	(93)	27
Net increase (decrease) in cash and cash equivalents	74,906	74,093	(1,146,363)	347,482
Cash and cash equivalents, beginning of period	361,074	461,220	1,582,343	187,831

Cash and cash equivalents, end of period	$435,980	$535,313	$435,980	$535,313

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended June 30, 2012		Six months ended June 30, 2012
	2012	2011	2012	2011
Reconciliation of Revenue to Bookings
Revenue	$332,493	$279,144	$653,465	$522,034
Change in deferred revenue	(30,905)	(4,401)	(22,713)	39,307

Bookings	$301,588	$274,743	$630,752	$561,341

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$(22,811)	$1,391	$(108,162)	$18,149
Provision for income taxes	6,696	12,257	6,618	31,483
Other income (expense), net	(21,250)	(200)	(20,108)	536
Interest income	(1,084)	(443)	(2,375)	(961)
Legal settlement	—	—	889	—
Depreciation and amortization	39,207	23,365	68,605	41,212
Stock-based expense	95,456	33,111	229,307	47,617
Change in deferred revenue	(30,905)	(4,401)	(22,713)	39,307

Adjusted EBITDA	$65,309	$65,080	$152,061	$177,343

Reconciliation of Net income (loss) to Non-GAAP net income
Net income (loss)	$(22,811)	$1,391	$(108,162)	$18,149
Stock-based expense	95,456	33,111	229,307	47,617
Amortization of intangible assets from acquisitions	14,537	6,375	21,488	12,258
Change in deferred revenue	(30,905)	(4,401)	(22,713)	39,307
Legal settlements	—	—	889	—
Gain on termination of lease and purchase of building	(19,886)	—	(19,886)	—
Tax effect of non-GAAP adjustments to net income (loss)	(31,836)	1,690	(49,319)	(3,750)

Non-GAAP net income	$4,555	$38,166	$51,604	$113,581

Reconciliation of GAAP diluted shares to Non-GAAP diluted shares
GAAP diluted shares	730,510	262,661	718,554	260,414
Add back: assumed preferred stock conversion (1)	—	303,566	—	299,019
Add back: other dilutive equity awards (2)	101,368	162,356	119,329	158,472

Non-GAAP diluted shares	831,878	728,583	837,883	717,905

Non-GAAP net income per share:	$0.01	$0.05	$0.06	$0.16

Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$67,024	$74,061	$145,841	$177,718
Purchase of corporate headquarters building	(233,700)	—	(233,700)	—
Acquisition of property and equipment	(42,921)	(74,493)	(77,915)	(124,715)
Excess tax benefits from stock-based awards	5,210	—	5,210	—

Free cash flow	$(204,387)	$(432)	$(160,564)	$53,003

(1)	Gives effect to the conversion of convertible preferred stock into common stock as though the conversion had occurred at the beginning of the period.
(2)	Gives effect to all dilutive awards based on the treasury stock method.